Exhibit 99.1

Bank of South Carolina Corporation Declares Dividend

CHARLESTON, S.C., Dec. 15, 2016 /PRNewswire/ -- Today, the Board of Directors of Bank of South Carolina Corporation, (NASDAQ: BKSC) the parent Company for The Bank of South Carolina, declared a quarterly cash dividend of $.14 per share to shareholders of record December 30, 2016, payable January 31, 2017. Fleetwood S. Hassell, President and Chief Executive Officer, stated, "2016 has proven to be a successful year for our bank. Given our strong earnings and capital, we are pleased, for the 109th time, to declare a cash dividend to our shareholders."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

CONTACT: Eugene H. Walpole, IV, (843) 724-1500